PROSPECTUS and                  PRICING SUPPLEMENT NO. [6]
PROSPECTUS SUPPLEMENT, each     effective at 2:00 PM ET
Dated 9 October, 2003           Dated 04 October 2004
CUSIP: 24422EPL7                Commission File No.: 333-39012
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $[3,370,850,000]
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed
Rate Notes and senior notes as more fully described in the accompanying Prospectus and Prospectus
Supplement and will be denominated in U.S. Dollars.

Principal Amount:                 $200,000,000

Issue Price:                      99.733% plus accrued
                                  interest from October 7, 2004
                                  if settlement occurs after
                                  that date

Date of Issue:                    October 4, 2004

Maturity Date:                    October 1, 2007

Interest Payment Dates:           October 1 and April 1 of
                                  each year commencing
                                  on April 1, 2005 and at
                                  Maturity

Interest Rate:                    3.375% PER ANNUM

Redemption Provisions:            None

Plan of Distribution:                               Principal Amt
                                  Name                of Notes
                                  Banc of America   $58,000,000
                                    Securities LLC
                                  Citigroup Global  $58,000,000
                                    Markets Inc.
                                  Deutsche Bank     $58,000,000
                                    Securities Inc.
                                  BNP Paribas        $8,667,000
                                    Securities Corp.
                                  HSBC Securities    $8,667,000
                                    (USA) Inc.
                                  TD Securities      $8,666,000
                                    (USA) Inc.
                                  Total            $200,000,000

                                  The above Agents have
                                  severally agreed to purchase
                                  the respective principal
                                  amount of Notes opposite their
                                  names as principal for resale
                                  at a price of 99.383%

Bank of America Securities LLC
Citigroup
Deutsche Bank Securities
BNP PARIBAS
HSBC
TD Securities

Bank of America Securities LLC, Citigroup and
Deutsche Bank Securities are acting as Joint
Book-Running Managers.